Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS NAMES BRUCE ROSENGARTEN

PRESIDENT, ASIA PACIFIC

NEW YORK, N.Y., December 2, 2011 — Weight Watchers International, Inc. (NYSE: WTW) today announced the appointment of Bruce Rosengarten to serve as its President, Asia Pacific, effective December 5, 2011. Rosengarten will oversee the Company’s Asia Pacific business operations, including its operations in Australia, New Zealand, Hong Kong and the People’s Republic of China, as well as new business initiatives in this region. Rosengarten will be reporting to David P. Kirchhoff, President and Chief Executive Officer of the Company.

Rosengarten joins the Company with more than 30 years of extensive retail management, business development and leadership experience in various industries throughout the Asia Pacific region. Most recently, Rosengarten has been advising and mentoring senior management in various industries on strategy, business development and leadership as well as authoring and publishing a book on leadership, while also serving as the Honorary President and Chairman of a prominent humanitarian organization in Australia. For more than a decade, Rosengarten also held various marketing, retail management and business development positions at Shell International Petroleum Company, including most recently serving as Global Vice President Retail Marketing – Shell Downstream based in Singapore from January 2005 to September 2008. In this position, Rosengarten held the most senior marketing role in Shell with global responsibility for the Shell brand across all company activities. Rosengarten is a graduate of Monash University in Australia, where he obtained a Bachelors degree in Economics.

“We are very excited to bring Bruce Rosengarten’s strategic thinking, management expertise and entrepreneurial spirit, along with his extensive experience in business development, to our business operations in the Asia Pacific region,” said Kirchhoff. “We believe Bruce’s focus on the Asia Pacific region along with his unique market insights from his prior experiences will allow us to realize exciting growth opportunities in that region.”

“I am very excited about leading the strategic growth initiatives for Weight Watchers in the Asia Pacific region,” added Rosengarten. “Obesity is an epidemic that is impacting people throughout the world, increasingly so in this region. The opportunity to apply my background, experience, and drive to be a part of fighting this global epidemic on behalf of Weight Watchers is something that I feel very privileged, honored and excited to be doing.”

As part of Rosengarten’s appointment to serve as the Company’s President, Asia Pacific, Melanie Stubbing, currently the Company’s President, International, will assume the role of President, Europe for the Company effective December 5, 2011.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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